EXHIBIT 10.24

                        ASSIGNMENT AND TRANSFER OF NOTES
                             AND SECURITY DOCUMENTS


     This Assignment and Transfer of Debt ("Assignment") dated February 26, 2002 is executed by AURA SYSTEMS, INC., a Delaware corporation ("Company") and GSS/Array Technology, Inc. and GSS/Array Technology Public Company, Ltd. (collectively referred to herein as the "Assignor") in favor of LAWRENCE A. DIAMANT as Agent for various investors ("Agent" or "Assignee").

                                R E C I T A L S:

         WHEREAS, Assignor is the owner and holder of indebtedness owed to Assignor from the Company in the principal amount of $3,267,979.47 (the "Debt").

         WHEREAS, Assignee desires to receive a transfer and assignment of the Debt from Assignor in exchange for Assignee delivering the Purchase Price (as defined below).

                              A G R E E M E N T S:

         NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed hereby, Assignor agrees in favor of Assignee as follows:

1.       Assignment and Purchase Price.

         a. Assignor hereby GRANTS, CONVEYS, TRANSFERS and ASSIGNS to Assignee the Assignor's Debt and all of Assignor's right, title and interest thereto, together with all other liens, security interests, financing statements, security agreements, guaranties, covenants, agreements, assignments, rights, benefits and privileges in any way belonging or to accrue to the benefit of Assignor, in respect any indebtedness now or hereafter evidenced thereby or any security therefor.

         b. Assignee shall pay to Assignor as the purchase price for the Debt ($1,600,000.00 (the "Purchase Price"). The Purchase Price shall be paid by wire transfer to the account set forth on Exhibit A (the "Escrow Account") attached hereto and shall be dispersed to Assignors pursuant to the escrow instructions for the Escrow Account.



2.       Representations and Warranties of Assignors.

          a. Assignor. This Assignment is made WITHOUT RECOURSE TO ASSIGNOR AND WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, any such warranty being expressly disclaimed by Assignors and waived by Assignee, except that Assignor represents and warrant to Assignee as follows:

          (i) Assignor is the owner and holder of the Debt;

          (ii) Assignor has the right and authority to transfer the Assignors Debt; and

          (iii) Assignor has not previously sold, transferred, encumbered or assigned any of its right, title or interest in the Assignor's Debt to any other person or entity.

3.       Representations and Warranties and Agreements of Company.

          a. Company represents and warrants to Assignee as follows:

          (i) The unpaid principal balance of the Debt and the accrued and unpaid interest thereon as of February 26, 2002 is: $3,267,979.47

          (ii) None of the Debt or any rights, title, liens or interests thereunder, has been amended, released or terminated.

          b. Company acknowledges and agrees to the assignment of the Debt from the Assignors to the Assignee in accordance with the terms and conditions of this Assignment.

4. Priority. The priority of the liens and security interests in favor of Assignor shall be deemed preserved and maintained in favor of Assignee.

5. Further Assurances. Assignor hereby agrees to execute and deliver or cause to be executed or delivered hereafter any and all further instruments as Assignee may reasonably require to evidence and vest in Assignee all interests of Assignor in, to and under the Debt, the and all collateral and agreements related thereto.

6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of Delaware.

7. Severability. This Agreement is intended to be severable. If any term, covenant, condition, or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement.

8. Counterparts. This Agreement may be executed in counterparts or with detachable signature pages and shall constitute one agreement, binding upon all parties hereto as if all parties signed the same document.

9. Headings. The headings used in this Agreement are intended solely for the convenience of reference, and should not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions of this Agreement.

10. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties and supersedes and replaces all prior oral and written agreements with respect to the subject matter hereof. There are no oral agreements between the parties hereto.



EXECUTED the day and year first written above.


ASSIGNOR:
GSS/ARRAY TECHNOLOGY, INC
GSS/ARRAY TECHNOLOGY PUBLIC COMPANY, INC

Boon Hoe, Chief Financial Officer



ASSIGNEE:
Lawrence A. Diamant, A Member of
Robinson, Diamant & Wolkowitz, A Professional Corporation

By
Lawrence A. Diamant
As Agent for Various Investors and Assignee



Company acknowledges and agrees to this Assignment as of the day and year first written above.


COMPANY:

AURA SYSTEMS, INC.

By:
Name:
Title: